Exhibit 99.5

BENEFICIAL OWNER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the distribution in a rights offering (the “Rights Offering”) by Rent the Runway, Inc., a Delaware corporation (the “Company”), to all holders of record (collectively, the “Record Holders”) of shares of the Company’s Class A common stock and Class B common stock (the “Common Stock”), as of 5:00 p.m., New York City time, on October 6, 2025 (the “Record Date”). The Record Holders will receive, at no charge, transferable subscription rights (the “Rights”) to purchase a pro rata share of an aggregate of $12,500,000.00 in shares of the Company’s Class A common stock (the “Shares”) at a subscription price of $4.08 per Share (the “Subscription Price”).

Each Record Holder will receive one Right for each share of Common Stock that such Record Holder owned as of 5:00 p.m., New York City time, on the Record Date.  Each Right allows the holder thereof to subscribe for [●] Shares (the “Basic Subscription Privilege”) at the Subscription Price. If a Record Holder fully exercises his Basic Subscription Privilege(s) and other Record Holders do not fully exercise their Basic Subscription Privilege(s), such holder may also exercise an over-subscription right (the “Over-Subscription Privilege”) to subscribe additional Shares that remain unsubscribed at the expiration of the Rights Offering (such Shares, the “Unsubscribed Shares”), subject to availability.

To the extent the Unsubscribed Shares are not sufficient to satisfy all of the properly exercised Over-Subscription Privilege(s), the available Shares will be prorated, after eliminating all fractional Shares, among those  oversubscribing Rights holders. “Pro rata” means in proportion to the number of Shares that Rights holders have purchased by exercising their Basic Subscription Privilege. If there is a pro rata allocation of the Unsubscribed Shares and a Rights holder receives an allocation of a greater number of Shares than subscribed for under its Over-Subscription Privilege, such Rights holder will be allocated only the number of Shares for which such holder actually paid in connection with the Over-Subscription Privilege(s). The remaining Shares will be allocated among all other holders exercising their Over-Subscription Privilege(s) on the same pro rata basis described above.

 All Shares will be sold at a purchase price of $4.08 per whole Share. The Company will not issue fractional Shares or cash in lieu of fractional Shares. Fractional Shares resulting from the exercise of the Basic Subscription Right and Over-Subscription Right will be eliminated by rounding down to the nearest whole Share, with such adjustments as may be necessary to ensure that the Company offers no more than an aggregate of $12,500,000.00 in Shares in this Rights Offering.

The Rights will expire, if not exercised prior to 5:00 p.m., New York City time, on October 21, 2025, unless extended in the Company’s sole discretion (such time, the “Expiration Date”). Any Rights that are not exercised prior to the Expiration Date will expire, have no value and cease to be exercisable for Shares. With respect to any instructions to exercise (or not to exercise) Rights, the undersigned acknowledges that this form must be completed and returned such that it will actually be received by you by 5:00 p.m., New York City time, on October 21, 2025, the scheduled Expiration Date.

This will instruct you whether to exercise Rights to purchase Shares distributed with respect to the shares of Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and corresponding subscription instructions.

I (we) hereby instruct you as follows:

(CHECK THE APPLICABLE BOXES AND PROVIDE ALL REQUIRED INFORMATION)

Box 1.  ☐ Please DO NOT EXERCISE RIGHTS for Shares.

Box 2.  ☐ Please EXERCISE RIGHTS for Shares as set forth below:

	Number of Whole Shares Subscribed for		Subscription Price		Payment
Basic Subscription Right		x	$4.08	=	$ (Line 1)
Over-Subscription Right		x	$4.08	=	$ (Line 2)
Total Payment Required					$ (Sum of Lines 1 and 2)

Box 3.  ☐ Payment in the following amount is enclosed: $

Box 4.  ☐ Please deduct payment of $       from the following account maintained by you as follows: (The total of Box 3 and Box 4 must equal the total payment specified above.)

Type of Account:

Account No.:

I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

☐	irrevocably elect to invest the amount indicated above to purchase Shares upon the terms and conditions specified in the prospectus; and
☐	agree that if I (we) fail to deliver the amount I (we) have elected to invest, you may exercise any remedies available to you under law.

Name of Beneficial Owner(s):

Signature of Beneficial Owner(s):

If you are signing in your capacity as a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or another acting in a fiduciary or representative capacity, please provide the following information:

Name:

Capacity:

Address (including zip code):

Telephone Number: